EXHIBIT 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statements (Form S-3 No. 333 -141414 and Form S-8 Nos. 333-134421, 333-145243 and 333-149640) of Altus Pharmaceuticals Inc. and in the related Prospectuses of our reports dated March 9, 2009, with respect to the consolidated financial statements of Altus Pharmaceuticals Inc., and the effectiveness of internal control over financial reporting of Altus Pharmaceuticals Inc., included in this Annual Report (Form 10-K) for the year ended December 31, 2008.
/s/ Ernst & Young LLP
Boston, Massachusetts
March 9, 2009